Pure Harvest Corporate Group, Inc.

7400 E. Crestline Cir.

Ste. 130

Greenwood Village, CO 80111

October 22, 2021

Kingpins International, Inc.

4530 East Ray Road

Ste. 172

Phoenix, AZ 85044

RE: Notice of Termination

Dear Mr. Holloway,

This letter is to notify you that Pure Harvest Corporate Group, Inc. (“PHCG”) is terminating the amended Definitive Share Purchase Agreement (the “Agreement”) between PHCG and Kingpins International, Inc.’s (“Kingpins”). Under the terms of the Agreement, Kingpins was to purchase thirty-two million nine hundred sixty-seven thousand and thirty-three (32,967,033) shares of PHCG common stock at a price of forty-five- and one-half cents ($0.455) per share for a total investment of fifteen million dollars ($15,000,000) on or before October 7, 2021 with a ten (10) day cure period.

As PHCG has not received the investment, this letter shall serve as written notice of PHCG’s termination of the Agreement pursuant to Section 11(a)(iii). PHCG expressly reserves all rights and remedies it may have in regard to Kingpins’ breach of the Agreement; however, I hope that we can reach an agreement to settle any future issues between our two companies.

Sincerely,

Matthew Gregarek, CEO